Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of IGI Laboratories, Inc. and Subsidiaries on Form S-3 (Nos. 333-27173, 333-47006, 333-61716, 333-163524, 333-171446, 333-173615, 333-173148 and 333-187221) and Form S-8 (Nos. 33-58479, 333-28183, 333-53212, 33-65249, 333-52312, 333-65553, 333-67565, 333-79333, 333-79341, 333-160341, 333-106342, 333-160865 and 333-167387) of our report dated March 31, 2014, on our audits of the consolidated financial statements as of December 31, 2013 and 2012 and for each of the years in the two-year period ended December 31, 2013, to be filed on or about March 31, 2014.

/s/ EISNERAMPER LLP

Iselin, New Jersey

March 31, 2014